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                        KEWAUNEE SCIENTIFIC CORPORATION

                          Kewaunee Scientific Announces
                  Significantly Improved Second Quarter Results
                             and Quarterly Dividend


Exchange: NASDAQ (KEQU)                               Contact: D. Michael Parker
                                                               704/871-3290


STATESVILLE, N.C., November 20, 2007 /PRNewswire-FirstCall/ -- Kewaunee Scientific Corporation (Nasdaq: KEQU - News) today announced results for its second quarter ended October 31, 2007 and the declaration of its quarterly dividend.

Net earnings for the quarter were $1,212,000, or $0.47 per diluted share, up 113% from net earnings of $569,000, or $0.23 per diluted share, for the second quarter of the prior year. Earnings benefited from a strong performance from the Company's domestic operations, significantly improved profit margins, and continued growth of its international operations.

Sales for the quarter were $24.7 million, up 15.6% from sales of $21.4 million in the second quarter of the prior year. Sales from domestic operations increased to $20.1 million, up 17.9% from the same period last year. Sales from international operations increased to $4.6 million for the quarter, up 6.9% from the same period last year.

Net earnings for the six months ended October 31, 2007 were $1.9 million, or $0.74 per diluted share, an increase of 169% from net earnings for the same period last year of $702,000, or $0.28 per diluted share. The gross profit margin for the six-month period increased to 21.6% from 17.7% in the same period last year. Sales for the six months ended October 31, 2007 were $45.5 million, an increase of 11.9% from sales of $40.7 million in the same period last year.

Incoming orders remained strong during the quarter. The order backlog increased for the fourth consecutive quarter to a record $54.9 million at October 31, 2007, which was slightly above the end of the previous quarter and up from $34.3 million at October 31, 2006.

The Company's balance sheet further strengthened during the quarter. Bank borrowings and capital lease obligations declined to $3.0 million at October 31, 2007, down from $9.1 million at October 31, 2006. The debt-to-equity ratio was ..12-to-1 at the end of the quarter, down from .35-to-1 at the end of the same period last year. Cash on hand was $1.8 million at the end of the quarter, as compared to $1.0 million at the end of the same period last year. Working capital was $14.0 million at October 31, 2007, up from $11.6 million at the end of the same period last year.

The Company's international operations continued to execute well during the quarter. To allow the Company to take advantage of rapidly growing sales opportunities in Asia and the Middle East, during the quarter the Company's Board of Directors approved the relocation and expansion of the Company's manufacturing facility in Bangalore, India to a new much larger facility in the Bangalore area.

"We remain optimistic about Kewaunee's long-term success and profitability, both in the domestic and international markets," said William A. Shumaker, President and Chief Executive Officer. "We look forward to building on the progress made in our domestic operations, and we have high expectations for continued growth in sales and earnings of our international operations, particularly after our new manufacturing facility in Bangalore becomes operational early next fiscal year. Regarding the remainder of our current fiscal year, we expect our significant progress to continue."

The Company also announced today that its Board of Directors approved a cash dividend of seven cents per outstanding share to stockholders of record at the close of business on November 30, 2007, payable on December 14, 2007.

Kewaunee Scientific Corporation is a recognized leader in the design, manufacture, and installation of scientific and technical furniture. The Company's corporate headquarters and domestic manufacturing facilities are located in Statesville, North Carolina. The Company also has subsidiaries in Singapore and Bangalore, India that serve the Asian markets. Kewaunee Scientific's website is located at http://www.kewaunee.com.

Certain statements in this release constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could significantly impact results or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, economic, competitive, governmental, and technological factors affecting the Company's operations, markets, products, services, and prices.


                   [see financial information on back of page]

                      Consolidated Statements of Operations
                      (in thousands, except per share data)
                                   (Unaudited)

                                                     Three Months Ended             Six Months Ended
                                                                 October 31                    October 31
                                                     2007           2006          2007            2006
                                                     ----           ----          ----            ----
Net sales                                        $    24,727    $    21,385    $    45,511    $    40,679
Cost of products sold                                 19,174         17,305         35,695         33,471
                                                 -----------    -----------    -----------    -----------
Gross profit                                           5,553          4,080          9,816          7,208

Operating expenses                                     3,370          2,899          6,518          5,536
                                                 -----------    -----------    -----------    -----------

Operating earnings                                     2,183          1,181          3,298          1,672

Other income                                               1             26              4             44
Interest expense                                        (106)          (195)          (216)          (382)
                                                 -----------    -----------    -----------    -----------

Earnings before income taxes                           2,078          1,012          3,086          1,334
Income tax expense                                       658            328            970            406
                                                 -----------    -----------    -----------    -----------

Earnings before minority interests                     1,420            684          2,116            928
Minority interests in subsidiaries                       208            115            230            226
                                                 -----------    -----------    -----------    -----------
Net earnings                                     $     1,212    $       569    $     1,886    $       702
                                                 ===========    ===========    ===========    ===========

Net earnings per share
      Basic                                      $      0.48    $      0.23    $      0.75    $      0.28
      Diluted                                    $      0.47    $      0.23    $      0.74    $      0.28
Weighted average number of common
   shares outstanding (in thousands)
      Basic                                            2,522          2,492          2,512          2,492
      Diluted                                          2,554          2,492          2,538          2,493

                      Condensed Consolidated Balance Sheets
                                 (in thousands)

                                                        October 31     April 30
                                                           2007          2007
                                                       -----------   -----------
                                                       (unaudited)

Assets
------
Cash and cash equivalents                              $     1,351   $     2,231
Restricted cash                                                445           372
Receivables, less allowances                                20,169        19,061
Inventories                                                  6,421         5,869
Prepaid expenses and other current assets                    1,209           981
                                                       -----------   -----------
   Total current assets                                     29,595        28,514
Net property, plant and equipment                           11,416        11,255
Other assets                                                 6,011         5,471
                                                       -----------   -----------
Total Assets                                           $    47,022   $    45,240
                                                       ===========   ===========

Liabilities and Stockholders' Equity
------------------------------------
Short-term borrowings                                  $     2,336   $     3,489
Current obligations under capital leases                       351           360
Accounts payable                                             8,423         8,437
Other current liabilities                                    4,469         3,897
                                                       -----------   -----------
   Total current liabilities                                15,579        16,183
                                                       -----------   -----------
Obligations under capital leases                               310           476
Other non-current liabilities                                5,073         4,533
Total stockholders' equity                                  26,060        24,048
                                                       -----------   -----------
Total Liabilities and Stockholders' Equity             $    47,022   $    45,240
                                                       ===========   ===========